Exhibit 4.40

FEDERAL SUPERVISORY SERVICE FOR COMMUNICATIONS

LICENCE

No. 43369

Licensee’ details:

Mobile TeleSystems

Open Joint Stock Company

Legal address (place of residence):

109147 Moscow, Marksistskaya St., 4

Service description:

Mobile Radiophone Communication Services

This Licence includes licence provisions on 2 pages

Effective period of Licence :	from January 10, 2007 to January 10, 2012

Date of beginning of services provision:	January 10, 2007

(on or prior to)

Deputy Manager,

Federal Supervisory Service for Communications	S. A. Malyanov

Conditions for Performance of Activities

Under Licence No. 43369**

1.            Mobile TeleSystems OJSC (the Licensee) shall be obliged to keep the term of this License.

2.            The Licensee shall be obliged to commence the provision of services under this  License on or prior to January 10, 2007.

3.            The Licensee shall be obliged to provide mobile radiophone communication services (GSM 900/1800 networks) under this License in the territory of the Amur Region.

4.            In accordance with this Licence, the Licensee shall be obliged to ensure that a subscriber is provided with*:

a)              an access to the Licensee’s network;

b)             connections in the Licensee’s mobile radiophone communication network for receiving (transferring) voice and non-voice information ensuring the communication continuity while providing services, irrespective of location of the subscriber, including while his/her moving;

c)              connections with subscribers and (or) users of fixed public-switched telephone networks;

d)             possibility of using GSM 900/1800 mobile radiophone communication network while being outside the territory specified in the License;

e)              an access to telematic communication services and data transmission services, except for data transmission for the purpose of voice data transfer;

f)                an access to call centre system;

g)             possibility of making free twenty-four-hour calls to emergency services.

5.            The Licensee shall be obliged to provide communication services in accordance with the Rules of Provision of Communication Services approved by the Government of the Russian Federation.

6.            While provisioning communication services, the Licensee shall be obliged to observe the Rules of Connection and Interaction of Electrical Communication Networks, approved by the Government of the Russian Federation, when connecting the Licensee’s mobile radiophone communication network to the public-switched network, connecting the Licensee’s mobile radiophone communication network to other communication networks, accounting and transferring the traffic in the Licensee’s mobile radiophone communication network, accounting and transferring the traffic from/to the communication networks of other operators.

7.            This Licensee was issued based on results of considering the application for renewal of Licence No. 33909 dated January 10, 1997 without tendering (auction, competition). The license requirements for the Licensee’s discharge of obligations, undertaken by the Licensee when participating in tenders (auction, competition) to obtain respective license, were not established.

8.            The Licensee shall adhere to the conditions, as established at the moment of allocation of frequencies and assignment of a radio frequency or radio frequency channel, in the process of provision of services under this License.

9.            The Licensee shall have available a system to manage own communication network that should conform to the standards applied to communication network management systems, as prescribed by the federal executive body acting in the communication field.

10.          The Licensee shall be obliged to adhere to the requirements for networks and means of communication regarding the performance of investigative work, as prescribed by the federal executive body and approved by authorized state bodies which conduct operational-investigative activities, and to take measures to prevent the disclosure of organizational or tactical techniques of conducting of the above.

*             The provision of services stipulated by this License can entail provisioning other services which are technically integrated into mobile radiophone services and are aimed at improvement of their customer value, provided no additional license is required for this purpose.

**           This Licence was issued as a renewal of Licence No. 33909 dated January 10, 1997.

Deputy Manager,

Federal Supervisory Service for Communications	(stamp)	S. A. Malyanov